EXHIBIT 99.3

                      [LOGO OF AMERICAN EXPRESS COMPANY]

                                     2004
                                 Third Quarter
                              Earnings Supplement







The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company's (the "Company" or "AXP") Third Quarter 2004 Earnings Release.


---------------------------------------------------------------------------
This summary contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made. Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company's financial and other goals, are set forth on page 16 herein and in the Company's 2003 10-K Annual Report, and other reports, on file with the Securities and Exchange Commission.
---------------------------------------------------------------------------

                           AMERICAN EXPRESS COMPANY
                              THIRD QUARTER 2004
                                  HIGHLIGHTS

o Third quarter diluted EPS of $0.69 increased 17% versus $0.59 last year. GAAP revenues rose 12%. For the trailing 12 months, ROE was 21%.

         - 3Q '04 included:
           -- A charge within TRS of $115MM (net of $32MM of reserves previously provided) as a result of the reconciliation of prior year's securitization-related lending receivable accounts;
           -- A $60MM benefit within TRS reflecting a reduction in
              merchant-related reserves;
           -- A net benefit of $24MM ($15MM after-tax) resulting from Deferred
              Acquisition Costs (DAC) related adjustments arising from AEFA's annual third quarter review of underlying DAC assumptions and dynamics (see discussion on page 13);
           -- $11MM ($7MM after-tax) of net investment gains at AEFA; and -- Higher expenses related to securities industry regulatory and legal matters at AEFA.

         - 3Q '03 included:
           -- A $29MM reduction in tax expense at AEFA due to adjustments related to the finalization of the 2002 tax return filed during the quarter and the publication of favorable technical guidance related to the taxation of dividend income; and
           -- $13MM ($8MM after-tax) of net investment losses at AEFA.

o        Compared with the third quarter of 2003:

         - Worldwide billed business increased 16% on continued strong consumer, small business and Corporate Services spending growth. A comparatively weaker U.S. dollar benefited the reported growth rate by 2%.
           -- Worldwide average spending per basic card in force increased
              11% versus last year (up 9% adjusted for foreign exchange translation);

         - TRS' worldwide lending balances on an owned basis of $25.2B increased 12%, while on a managed basis, worldwide lending balances of $45.6B were up 8% (see discussion of "managed basis" on page 6);

         - Card credit quality continued to be well controlled and reserve coverage ratios remained strong;

         - Worldwide cards in force of 63.3MM increased 7%, up 4.0MM from last year and 0.8MM during 3Q `04; and,

         - AEFA assets owned, managed and administered of $383B were up 13% vs. last year reflecting market appreciation and asset inflows.

o        Additional items of note included:

         - Marketing, promotion, rewards and cardmember services costs increased 29% versus 3Q '03 as a result of increased rewards costs, reflecting strong volume growth, a higher redemption rate, and the increase in cardmember loyalty program participation, as well as our continued focus on business building activities. Improved metric performance during the quarter reflected the benefits of the increased spending over the last two years.

         - Lower funding costs continued to provide benefits.

         - The Company's reengineering initiatives are on track to deliver the $1B of benefits targeted for this year, including significant carry-over benefits from certain initiatives begun in prior periods. During the third quarter, reengineering initiatives continued to provide substantial year-over-year expense comparison benefits. In addition, revenue-related reengineering activities are driving a significant portion of the total benefits, representing approximately 25% of the benefits delivered in 3Q `04.

            --Compared with last year, the total employee count of 78,200 rose
              4% due to the 4Q `03 addition of 2,700 Rosenbluth employees; compared with last quarter, the total employee count was down 600 employees or 1%. Compared with 12/31/01, the total employee count was down 6,300, or 7%.

         - As previously disclosed, the Company decided to expense stock options beginning in 1Q '03 and use restricted stock awards in place of stock options for middle management. As a result, the 3Q '04 impacts of incremental annual option grant expense, increased levels of restricted stock awards and other related compensation changes contributed to the increase in human resources expense.

                     AMERICAN EXPRESS COMPANY
                        THIRD QUARTER 2004
                       HIGHLIGHTS (Cont'd)

o Separately, American Express announced that it has signed agreements with Delta Airlines to extend its co-brand, Membership Rewards and merchant partnerships. The agreements would extend these partnerships into the next decade. As part of the agreements, AXP would pre-pay $500MM for the future purchase of Delta SkyMiles rewards points. The Company would also provide a $100MM loan to Delta as part of a new credit facility currently being negotiated with other lenders. The prepayment would have a three-year term and both the prepayment and the loan would be fully collateralized by a pool of assets and are subject to certain conditions.

     The Company's decision to participate in Delta's restructuring program reflects its long-term partnership with the airline through its travel business, co-branded cards and the Membership Rewards program. While American Express' Delta SkyMiles Credit Card co-brand portfolio accounts for less than 10 percent of the Company's total worldwide billed business and less than 15 percent of worldwide managed lending receivables, it represents a very attractive, high-spending, loyal cardmember base with excellent credit quality. American Express continues to believe this portfolio represents an attractive growth opportunity.

o AXP has also announced an agreement to sell its small business equipment leasing unit, American Express Business Financial
     Corporation (AEBF) with a loan portfolio of approximately $1.5B. We do not expect the gain on the sale of AEBF to have a material impact on fourth quarter results because of unrelated, newly anticipated costs associated with global reengineering initiatives.


o During the quarter, American Express continued to invest in growth opportunities through expanded products and services. During the quarter, we:

       - Launched the IN:NYC card, a new fee-free credit card that helps New Yorkers get the most out of New York city by providing exclusive offers for cardmembers and double points through a unique loyalty program, INSIDE Rewards;

       - Announced the TrueEarnings Cards, two new co-branded Credit Cards that reward Costco members with rich cash rebates for purchases, including attractive rebates for eating out and traveling, which include the TrueEarnings Card for consumers, and the TrueEarnings Business Card for small businesses, offering one simple, easy-to-understand rewards structure;

       - Announced a network partnership with National Australia Bank (NAB) to issue the Ant Card, a new co-branded credit card that can be linked with NAB transaction accounts, allowing cardmembers to make cash withdrawals from NAB ATMs throughout Australia;

       - Launched a co-branded card with Indian Airlines to provide value-added services to frequent fliers including 5-15% discounts on its airfares;

       - Signed an agreement with Hotel Okura Co., Ltd. in Tokyo to issue the Okura Club American Express Card, a co-branded charge card featuring the Okura Club point program;

       - Launched Identity Theft Assistance, a new benefit available to all American Express(R) Cardmembers at no extra cost that provides dedicated support that can help Cardmembers safeguard their personal information, determine if their identity has been stolen, and if so, provide assistance in helping regain it;

       - Announced the latest benefit exclusively for Centurion(R) members - a new magazine to be published quarterly by American Express Publishing Corporation with exclusive content that will provide lifestyle information with refreshing twists and new perspectives;

       - Signed an agreement with Navigant International, Inc.
         ("TQ3NAVIGANT"), the second largest provider of corporate travel management services in the U.S., to distribute American Express Commercial Cards to TQ3NAVIGANT's travel clients in the U.S;

       - Completed the Rosenbluth integration and announced the global re-launch of American Express Business Travel, by introducing new branding and advertising and reshaping the product and solution set around delivering savings, service and control of 100 percent of customers' travel expenditures globally; and

       - On October 21st announced that JetBlue Airways has joined the Membership Rewards Program.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2004 OVERVIEW
                                 CONSOLIDATED

                                 (Preliminary)

                        CONDENSED STATEMENTS OF INCOME
                           (Unaudited, GAAP basis)

                                                                                 Quarters Ended              Percentage
(millions)                                                                       September 30,                Inc/(Dec)
                                                                        -------------------------------    -------------
                                                                             2004                 2003
                                                                             ----                 ----
Revenues:
     Discount revenue                                                      $2,535               $2,221             14%
     Net investment income                                                    766                  730              5
     Management and distribution fees                                         732                  603             21
     Cardmember lending net finance charge revenue                            562                  476             18
     Net card fees                                                            474                  462              2
     Travel commissions and fees                                              426                  349             22
     Other commissions and fees                                               574                  486             18
     Insurance and annuity revenues                                           389                  345             13
     Securitization income, net                                               295                  301             (2)
     Other                                                                    449                  446              1
                                                                           ------               ------
          Total revenues                                                    7,202                6,419             12
                                                                           ------               ------
Expenses:
     Human resources                                                        1,796                1,559             15
     Marketing, promotion, rewards and cardmember services                  1,314                1,016             29
     Provision for losses and benefits                                      1,054                1,080             (2)
     Interest                                                                 216                  239             (9)
     Restructuring charges                                                      -                  (2)              -
     Other operating expenses                                               1,568                1,463              7
                                                                            -----                -----
          Total expenses                                                    5,948                5,355             11
                                                                            -----                -----
Pre-tax income                                                              1,254                1,064             18
Income tax provision                                                          375                  294             27
                                                                           ------               ------
Net income                                                                   $879                 $770             14
                                                                           ======               ======

EPS:
Net Income - Basic                                                          $0.70                $0.60             17
                                                                           ======               ======

Net Income - Diluted                                                        $0.69                $0.59             17
                                                                           ======               ======

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

o    NET INCOME:  Increased 14% to a record quarterly level of $879MM.

o CONSOLIDATED REVENUES: Revenues increased 12% due to greater discount revenues, higher management and distribution fees, greater travel and other commissions and fees, higher cardmember lending net finance charge revenue, and larger insurance and annuity revenues. The Threadneedle and Rosenbluth acquisitions contributed approximately 2% to the revenue growth rate; the effect on net income was not material. Consolidated revenue growth versus last year reflected 13% growth at TRS, 12% growth at AEFA, and 3% growth at AEB. Translation of foreign currency revenues contributed approximately 1% of the 12% revenue growth rate.

o CONSOLIDATED EXPENSES: Expenses were up 11%, reflecting higher marketing, promotion, rewards and cardmember services expenses, greater human resources costs, and increased other operating expenses. These increases were partially offset by lower provisions for losses and benefits, and reduced funding costs. Consolidated expenses reflected increases versus last year of 12% at TRS and at AEFA, while AEB expenses declined 2%. Translation of foreign currency expenses contributed approximately 1% of the 11% expense growth rate.

o    PRE-TAX MARGIN:  Was 17.4% in 3Q `04 and 2Q '04 and 16.6% in 3Q '03.

o    EFFECTIVE TAX RATE:  Was 30% in 3Q '04, 31% in 2Q '04 and 28% in 3Q '03.

                           AMERICAN EXPRESS COMPANY
                         THIRD QUARTER 2004 OVERVIEW
                            CONSOLIDATED (Cont'd)

o SHARE REPURCHASES: During 3Q '04, 15.4MM shares were repurchased. Since the inception of repurchase programs in September 1994, 480.5MM shares have been acquired under cumulative Board authorizations to repurchase up to 570MM shares, including purchases made under agreements with third parties.

                                                                                        Millions of Shares
                                                                           ------------------------------------------------
     -    Average shares:                                                  3Q `04         2Q `04            3Q `03
          ---------------                                                  ------         ------            ------
           Basic                                                            1,251          1,263             1,278
                                                                            =====          ======            =====
           Diluted                                                          1,275          1,288             1,297
                                                                            ======         ======            =====

     -    Actual shares:
           Shares outstanding - beginning of period                         1,267          1,281             1,286
           Repurchase of common shares                                        (15)           (19)               (6)
           Employee benefit plans, compensation and other                       3              5                 5
                                                                            -----          -----             -----
           Shares outstanding - end of period                               1,255          1,267             1,285
                                                                            =====          =====             =====

o Supplemental Information - Managed Net Revenues: The following supplemental revenue information is presented on the basis used by management to evaluate operations. It differs in two respects from the GAAP basis revenues, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP). First, revenues are presented as if there had been no asset lending securitizations at TRS. This format is generally termed on a "managed basis", as further discussed in the TRS section of this Earnings Supplement. Second, revenues are considered net of AEFA's provisions for losses and benefits for annuities, insurance and investment certificate products, which are essentially spread businesses, as further discussed in the AEFA section of this Earnings Supplement. A reconciliation of consolidated revenues from a GAAP to a net managed basis is as follows:


   (millions)                                                                                     Percentage
                                                                       3Q '04           3Q '03     Inc/(Dec)
                                                                       ------           ------    ----------
   GAAP revenues                                                       $7,202           $6,419        12%
      Effect of TRS securitizations                                       223              255
      Effect of AEFA provisions for losses and benefits                 (520)            (535)
                                                                       ------           ------
   Managed net revenues                                                $6,905           $6,139        12%
                                                                       ======           ======


     - Consolidated net revenues on a managed basis increased 12% versus last year due to greater discount revenues, increased management and distribution fees, higher travel and other commissions and fees, larger insurance and annuity revenues, and higher net card fees.


                         CORPORATE AND OTHER


o The net expense was $65MM in 3Q '04 compared with $58MM in 2Q '04 and $60MM in 3Q '03. The increase versus last year reflects increased corporate investment spending on compliance and technology projects.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                       TRAVEL RELATED SERVICES

(Preliminary)
                         Statements of Income
                       (Unaudited, GAAP basis)

                                                                              Quarters Ended                 Percentage
(millions)                                                                    September 30,                  Inc/(Dec)
                                                                     ---------------------------------      -------------
                                                                            2004                 2003
                                                                          ------               ------
Net revenues:
     Discount revenue                                                     $2,535               $2,221               14%
     Lending:
       Finance charge revenue                                                714                  592               21
       Interest expense                                                      152                  116               32
                                                                          ------               ------
         Net finance charge revenue                                          562                  476               18
     Net card fees                                                           474                  462                2
     Travel commissions and fees                                             426                  349               22
     Other commissions and fees                                              563                  465               21
     TC investment income                                                     96                   90                7
     Securitization income, net                                              295                  301               (2)
     Other revenues                                                          411                  394                5
                                                                          ------               ------
         Total net revenues                                                5,362                4,758               13
                                                                          ------               ------
Expenses:
     Marketing, promotion, rewards and cardmember services                 1,280                  994               29
     Provision for losses and claims:
       Charge card                                                           206                  213              (3)
       Lending                                                               233                  279             (16)
       Other                                                                  84                   31                #
                                                                          ------               ------
         Total                                                               523                  523                -
                                                                          ------               ------
     Charge card interest expense                                            174                  186              (6)
     Human resources                                                       1,074                  938               15
     Other operating expenses                                              1,264                1,225                3
                                                                          ------               ------
         Total expenses                                                    4,315                3,866               12
                                                                          ------               ------
Pre-tax income                                                             1,047                  892               17
Income tax provision                                                         321                  286               12
                                                                          ------               ------
Net income                                                                  $726                 $606               20
                                                                          ======               ======


# Denotes variance greater than 100%.
Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

o    NET INCOME:  Increased 20%.
     -   3Q '04 included:
         -- A charge within TRS of $115MM (net of $32MM of reserves previously provided) as a result of the reconciliation of prior year's securitization-related lending receivable accounts;
         -- A $60MM benefit within TRS reflecting a reduction in merchant-related reserves; and
         -- The Rosenbluth acquisition, which was completed in October 2003, added approximately 1% to revenue growth, but had a minimal impact on net income.

o PRE-TAX MARGIN: Was 19.5% in 3Q `04 versus 20.1% in 2Q `04 and 18.8% in 3Q '03.

o EFFECTIVE TAX RATE: Was 31% in 3Q '04, and 32% in 2Q '04 and 3Q '03. The reduction in the TRS effective tax rate from Q2 `04 and Q3 `03 resulted primarily from both one time and ongoing benefits related to the restructuring of certain foreign operations, as well as adjustments to foreign tax expense to reflect the results of completed tax returns.

o    GAAP BASIS INCOME STATEMENT ITEMS:
     - SECURITIZATION INCOME, net decreased 2%. Securitization income, net represents revenue related to the Company's securitized loan receivables, which includes net gains and charges from securitization activity, net finance charge revenue on retained interests in securitized loans, and servicing income, net of related discounts and fees.
           -- During 3Q '04, TRS recognized a net pre-tax gain of $9MM
              ($6MM after-tax) related to net lending securitization activity. This net gain consisted of $72MM ($47MM after-tax) from the securitization of $2.1B of U.S. lending receivables, and charges of $63MM ($41MM after-tax) related to the maturity of $0.5B of securitizations, changes in I/O assumption factors, including paydown rates and yields and a reconciliation adjustment to lending receivable accounts. There were no incremental securitizations during 3Q '03. The average balance of cardmember lending securitizations was $19.1B in 3Q '04 versus $19.4B in 3Q '03.
     - NET FINANCE CHARGE REVENUE increased 18%, reflecting 17% growth in the average balance of the owned lending portfolio for the period and a higher yield.
     - THE LENDING PROVISION decreased 16% reflecting strong credit quality in the lending portfolio.
     - The above GAAP basis items relating to net finance charge revenue and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the Third Quarter 2004 Earnings Release on the TRS Selected Statistical Information pages.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                   TRAVEL RELATED SERVICES (Cont'd)


SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a "managed" basis. The managed basis presentation assumes there have been no securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected in the Company's balance sheet and income statement, respectively. The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Asset securitization is just one of several ways for the Company to fund Cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire Cardmember lending portfolio because it is more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

Management views the gains from securitizations as discretionary benefits to be used for card acquisition expenses, which are reflected in both marketing, promotion, rewards and cardmember services and other operating expenses. Consequently, the managed basis presentation assumes that during 3Q '04 the net lending securitization activity was offset by higher marketing, promotion, rewards and cardmember services expenses of $6MM and other operating expenses of $3MM. Accordingly, the incremental expenses, as well as the impact of the net lending securitization activity, have been eliminated.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.

                                                                                    Effect of Securitizations (unaudited)
                                                                            ------------------------------------------------------
 (preliminary, millions)

                                           GAAP Basis (unaudited)             Securitization             Managed Basis
                                                                                  Effect
------------------------------------------------------------------------    ------------------ -----------------------------------
                                                           Percentage                                                 Percentage
Quarters Ended September 30,             2004       2003    Inc/(Dec)        2004      2003      2004         2003    Inc/(Dec)
                                      ----------------------------------    ------------------ -----------------------------------
Net revenues:
  Discount revenue                     $2,535     $2,221            14%
  Lending:
    Finance charge revenue                714        592             21        $573    $585       $1,287    $1,177            9%
    Interest expense                      152        116             32         108      74          260       190           38
                                      ----------------------------------    ------------------ -----------------------------------
      Net finance charge revenue          562        476             18         465     511        1,027       987            4
  Net card fees                           474        462              2
  Travel commissions and fees             426        349             22
  Other commissions and fees              563        465             21          53      45          616       510           21
  TC investment income                     96         90              7
  Securitization income, net              295        301            (2)        (295)   (301)           -         -
  Other revenues                          411        394              5
                                      ----------------------------------    ------------------ -----------------------------------
        Total net revenues              5,362      4,758             13         223     255        5,585     5,013           11
                                      ----------------------------------    ------------------ -----------------------------------
Expenses:
  Marketing, promotion, rewards
 and cardmember services                1,280        994             29         (6)       -        1,274       994           28
  Provision for losses and claims:
    Charge card                           206        213            (3)
    Lending                               233        279           (16)         232     255          465       534          (13)
    Other                                  84         31              #
                                      ----------------------------------    ------------------ -----------------------------------
      Total                               523        523              -         232     255          755       778           (3)
  Charge card interest expense            174        186            (6)
  Human resources                       1,074        938             15
  Other operating expenses              1,264      1,225              3         (3)       -        1,261     1,225            3
                                      ----------------------------------    ------------------ -----------------------------------
        Total expenses                  4,315      3,866             12        $223    $255       $4,538    $4,121           10
                                      ----------------------------------    ------------------ -----------------------------------
Pre-tax income                          1,047        892             17
Income tax provision                      321        286             12
                                      ----------------------------------
Net income                               $726       $606             20
                                      ----------------------------------


Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

# Denotes variance greater than 100%

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                   TRAVEL RELATED SERVICES (Cont'd)


The following discussion addresses results on a managed basis.

o Managed basis net revenue rose 11% from higher Cardmember spending, greater travel and other commissions and fees, higher net finance charge revenue, and greater cards in force.

o The 10% higher managed basis expenses reflect substantially higher marketing, promotion, rewards and cardmember services costs, greater human resources expenses and increased other operating expenses, partially offset by reduced provisions for losses and lower interest costs.

o DISCOUNT REVENUE: A 16% increase in billed business, partially offset by a lower discount rate, yielded a 14% increase in discount revenue.
       - The average discount rate was 2.57% in 3Q '04 versus 2.56% in 2Q '04 and 2.60% in 3Q `03. The decrease versus last year primarily reflects changes in the mix of spending between various merchant segments due to the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc).
          -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume related pricing discounts and selective repricing initiatives will probably continue to result in some average rate erosion over time.

                                                                             Quarters Ended                 Percentage
                                                                             September 30,                   Inc/(Dec)
                                                                   -----------------------------------     --------------
                                                                           2004              2003
                                                                         ------             -----
      Card billed business (billions):
           United States                                                  $75.6             $66.3                   14%
           Outside the United States                                       27.2              22.5                   21
                                                                         ------             -----
           Total                                                         $102.8             $88.8                   16
                                                                         ======             =====
      Cards in force (millions):
           United States                                                   38.0              35.9  (b)               6
           Outside the United States                                       25.3              23.4                    8
                                                                         ------             -----
           Total                                                           63.3              59.3  (b)               7
                                                                         ======             =====
      Basic cards in force (millions):
           United States                                                   28.9              27.3                    6
           Outside the United States                                       20.8              19.3                    7
                                                                         ------             -----
           Total                                                           49.7              46.6                    7
                                                                         ======             =====
      Spending per basic card in force (dollars): (a)
           United States                                                 $2,634            $2,424                    9
           Outside the United States                                     $1,687            $1,442                   17
                                                                         ------            ------
           Total                                                         $2,330            $2,101                   11
                                                                         ======            ======


      (a) Proprietary card activity only.
      (b) Prior year amounts have been reduced reflecting a 4Q '03 correction of the number of supplemental cards-in-force.

     - BILLED BUSINESS: The 16% increase in worldwide billed business resulted from an 11% increase in spending per basic cardmember and 7% growth in cards in force.
         -- U.S. billed business was up 14% reflecting growth of 14% within the consumer card business, an 18% increase in small business spending and 10% improvement in Corporate Services volumes.
             -  Spending per basic card in force increased 9%.
         -- Excluding the impact of foreign exchange translation:
             - Worldwide billed business and spending per proprietary basic card in force increased 14% and 9%, respectively.
             - Total billed business outside the U.S. was up 15% reflecting double-digit growth across all regions.
             - Global Network Services volumes rose 27%.
             - Within our proprietary business, billed business outside the
               U.S. reflected growth in consumer and small business spending of 12% and a 14% increase in Corporate Services volumes.
             - Spending per proprietary basic card in force outside the U.S.
               rose 11%.
         -- U.S. non-T&E related volume categories (which represented approximately 67% of 3Q `04 U.S. billed business) grew 18%, while T&E volumes rose 8%.
         -- U.S. airline related volume, which represented approximately 11% of total volumes during the quarter, rose 3% as transaction volume growth was suppressed by a lower average airline charge level. Worldwide airline volumes, which represented approximately 12% of total volumes during the quarter, increased 9% on 16% growth in transaction volume, partially offset by a decrease in the average airline charge of 7%.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                   TRAVEL RELATED SERVICES (Cont'd)

o    Discount Revenue (cont'd):

     - CARDS IN FORCE worldwide rose 7% versus last year on continued strong card acquisitions and an improved average customer retention level. -- U.S. cards in force rose 500K during the quarter.
         -- Outside the United States, 300K cards in force were added during the quarter on growth in network partner cards.

o NET CARD FEES: Rose 2% due to higher cards in force. The average annual fee per proprietary card in force was $34 in 3Q'04 and 2Q '04 versus $35 in 3Q '03.

o NET FINANCE CHARGE REVENUE: Increased 4% as 8% growth in average worldwide lending balances was partially offset by a decline in the portfolio yield.
       - The yield on the worldwide portfolio was 8.6% in 3Q
         '04 and 2Q '04 and 9.0% in 3Q '03. The decrease versus last year reflects an increase in the proportion of the U.S. portfolio on promotional rates, higher pay down rates and improved credit.

o TRAVEL COMMISSIONS AND FEES: Increased 22% on a 23% increase in travel sales reflecting the Rosenbluth acquisition and improvement within the travel environment. Excluding the benefits of the Rosenbluth acquisition, growth in travel commissions and fees and travel sales was 10% and 7%, respectively.

o OTHER COMMISSIONS AND FEES: Increased 21% on greater volume-related foreign exchange conversion fees, card fees and assessments.

o TC INVESTMENT INCOME: Increased 7% on higher average investments and a higher pre-tax yield. TC sales decreased 3% versus last year.

o OTHER REVENUES: Increased 5% due to higher publishing revenues, larger insurance premiums and greater merchant-related revenues. These increases were partially offset by lower interest income on investment and liquidity pools held within card funding vehicles, as well as lower ATM revenues resulting from the August sale of the remaining portion of the ATM business.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Increased 28% on increased rewards costs, reflecting strong volume growth, a higher redemption rate, and the continued increase in cardmember loyalty program participation, as well as our continued focus on business building activities.

o OTHER PROVISIONS FOR LOSSES AND CLAIMS: Increased significantly primarily due to the reconciliation of securitization-related lending receivable accounts, which resulted in a charge of $115MM (net of $32MM of reserves previously provided) for balances accumulated over the prior five year period as a result of a computational error. The amount of the error is immaterial to any of the quarters in which it occurred. In addition, the merchant-related reserves were reduced by approximately $60MM to reflect modifications in certain merchant agreements to mitigate loss exposure, as well as ongoing favorable credit experience with merchants.

o CHARGE CARD INTEREST EXPENSE: Declined 6% due to a lower effective cost of funds, partially offset by higher average receivable balances.

o HUMAN RESOURCES EXPENSE: Increased 15% versus last year due to merit increases, greater management incentive and employee benefit costs, and the Rosenbluth acquisition, which added 2,700 employees in 4Q '03.

     - The employee count at 9/04 of 65,600 was up 3,100 versus 9/03 and down 700 versus 6/04.

o OTHER OPERATING EXPENSES: Increased 3% reflecting, in part, the impact of greater business and service volume-related costs and the Rosenbluth acquisition.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                   TRAVEL RELATED SERVICES (Cont'd)

o    CREDIT QUALITY:

     -   Overall credit quality improved during the quarter.

     - The provision for losses on charge card products decreased 3%, despite higher volume, due to strong credit quality.

     - The lending provision for losses was down 13% vs. last year, despite growth in loans outstanding, due to exceptionally well-controlled credit.

     - Reserve coverage ratios, which are well in excess of 100% of past due balances, remained strong.

     -   WORLDWIDE CHARGE CARD: *

         -- The net loss ratio declined versus last year, but increased slightly versus last quarter and remained near historically low levels; the past due rate improved versus last quarter and last year.

                                                              9/04            6/04             9/03
                                                              ------------    ------------     -------------
              Net loss ratio as a % of charge volume          0.26%           0.25%            0.28%
              90 days past due as a % of receivables           1.8%            1.9%             2.0%

         -- Reserve coverage of past due accounts remained strong, despite a decline in the reserve balance due to the sustained improvement in credit quality.

                                                              9/04            6/04             9/03
                                                              ------------    ------------     -------------
              Reserves (MM)                                   $847            $864             $921
              % of receivables                                 3.0%            3.0%             3.5%
              % of 90 day past due accounts                    160%            163%             174%

     -   WORLDWIDE LENDING: **

         -- The write-off rate improved versus last quarter and last year. Past due rates remained flat versus last quarter and decreased from last year.

                                                              9/04            6/04             9/03
                                                              ------------    ------------     -------------
              Net write-off rate                               4.1%            4.5%             5.1%
              30 days past due as a % of loans                 2.5%            2.5%             2.8%

         -- Coverage of past due accounts was maintained at a high level.

                                                              9/04            6/04             9/03
                                                              ------------    ------------     -------------
              Reserves (MM)                                 $1,537          $1,535           $1,519
              % of total loans                                 3.4%            3.4%             3.6%
              % of 30 day past due accounts                    132%            136%             128%









* There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the Third Quarter 2004 Earnings Release on the TRS Selected Statistical Information pages. Credit trends are generally consistent under both reporting methods.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                 AMERICAN EXPRESS FINANCIAL ADVISORS

(Preliminary)
                             STATEMENTS OF INCOME
                           (UNAUDITED, GAAP BASIS)

(millions)                                                                    Quarters Ended              Percentage
                                                                              September 30,               Inc/(Dec)
                                                                       -----------------------------     -------------
                                                                            2004               2003
                                                                           -----              -----
Revenues:
     Management and distribution fees                                       $733               $606              21%
     Net investment income                                                   581                551               5
     Other revenues                                                          400                368               8
                                                                           -----              -----
           Total revenues                                                  1,714              1,525              12
                                                                           -----              -----
Expenses:
     Provision for losses and benefits:
        Annuities                                                            252                277              (9)
        Insurance                                                            223                212               5
        Investment certificates                                               45                 46              (1)
                                                                           -----              -----
           Total                                                             520                535              (3)
                                                                           -----              -----
     Human resources                                                         612                511              20
     Other operating expenses                                                325                255              27
                                                                           -----              -----
           Total expenses                                                  1,457              1,301              12
                                                                           -----              -----
Pre-tax income                                                               257                224              14
Income tax provision                                                          71                 27               #
                                                                           -----              -----
Net income                                                                  $186               $197              (6)
                                                                           =====              =====

# Denotes variance greater than 100%

o NET INCOME: Declined 6%, reflecting the 3Q '03 favorable tax adjustment described below. Pre-tax income rose 14%.
     -  3Q '04 included:
          -- A net benefit of $24MM ($15M after-tax) resulting from DAC related adjustments arising from AEFA's annual third quarter review of underlying DAC assumptions and dynamics (see discussion on page 13);
          -- $11MM ($7MM after tax) of net investment gains;
          -- The impact of the 9/30/03 Threadneedle acquisition, which contributed approximately 7% to revenue growth and made a modest contribution to net income for the quarter; and
          -- Higher expenses related to various securities industry regulatory and legal matters.
     - 3Q '03 included:
         -- A $29MM reduction in tax expense due to adjustments related to the finalization of the 2002 tax return filed during the quarter and the publication of favorable technical guidance related to the taxation of dividend income;
         -- $13MM ($8MM after-tax) of net investment losses; and -- A net benefit of $2MM ($1MM after-tax) resulting from the annual third quarter DAC review (see discussion on page 13).

o        REVENUES:  Increased 12% due to:
          - Increased management and distribution fees,
          - Higher net investment income, and
          - Greater insurance premiums.

o        PRE-TAX MARGIN:  Was 15.0% in 3Q '04 and 2Q '04, and 14.7% in 3Q '03.

o EFFECTIVE TAX RATE: Was 28% in 3Q '04 versus 34% in 2Q '04 and 12% in 3Q '03.
          - In 2Q '04, the effective tax rate reflected additional tax expenses primarily as a result of required amendments to prior-year tax returns.
          - In 3Q '03, the effective tax rate reflected benefits related to the finalization of the 2002 tax return filed during the quarter and the publication of favorable technical guidance related to the taxation of dividend income.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
             AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o SUPPLEMENTAL INFORMATION - NET REVENUES: In the following table, the Company presents AEFA's aggregate revenues on a basis that is net of provisions for losses and benefits because the Company manages the AEFA business and evaluates its financial performance, where appropriate, in terms of the "spread" on its products. An important part of AEFA's business is margin related, particularly the insurance, annuity and certificate businesses.

     One of the drivers for the AEFA business is the return on invested cash, primarily generated by sales of insurance, annuities and investment certificates, less provisions for losses and benefits on these products. These investments tend to be interest rate sensitive. Thus, GAAP revenues tend to be higher in periods of rising interest rates and lower in times of decreasing interest rates. The same relationship is true of provisions for losses and benefits, only it is more accentuated period-to-period because rates credited to customers' accounts generally reset at shorter intervals than the yield on underlying investments. The Company presents this portion of the AEFA business on a net basis to eliminate potentially less informative comparisons of period-to-period changes in revenue and provisions for losses and benefits in light of the impact of these changes in interest rates.

                                                                          Quarters ended               Percentage
     (millions)                                                            September 30,                Inc/(Dec)
                                                                    -----------------------------     ---------------
                                                                            2004            2003
                                                                          ------          ------
     Total GAAP Revenues                                                  $1,714          $1,525                 12%
     Less: Provision for losses and benefits:
                    Annuities                                                252             277
                    Insurance                                                223             212
                    Investment certificates                                   45              46
                                                                          ------          ------
                         Total                                               520             535
                                                                          ------          ------
     Net Revenues                                                         $1,194           $ 990                 20
                                                                          ======          ======


      - Spreads within the annuity and insurance products were up versus last year and last quarter. Certificates spreads were down versus last year and last quarter.
      - On a net revenue basis, the pre-tax margin was 21.5% in 3Q '04 versus 21.4% in 2Q '04 and 22.6% in 3Q '03.

o    ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                       Percentage
     (billions)                                                            September 30,                Inc/(Dec)
                                                                    -----------------------------     ---------------
                                                                            2004            2003
                                                                          ------          ------
     Assets owned (excluding separate accounts)                            $59.6           $53.3                 12%
     Separate account assets                                                32.4            27.6                 17
     Assets managed                                                        236.0           213.3                 11
     Assets administered                                                    55.3            45.6                 21
                                                                          ------          ------
            Total                                                         $383.3          $339.8                 13
                                                                          ======          ======

     - Upon adoption of FIN 46 at 12/31/03, $0.5B of additional assets from variable interest entities (VIE) were consolidated. In addition, $3.8B of related assets within structured investments previously reported as Assets Managed for Institutions were excluded due to the consolidation of the related VIE structures.

o    ASSET QUALITY:
     - Overall, credit quality continued to improve as default rates have stabilized and leverage ratios have declined.
     - Non-performing assets relative to invested assets (excluding short-term cash positions and including the impact of FIN 46) were 0.03% and were more than 6x covered by reserves, including those related to the impairment of securities.
     - High-yield investments (excluding unrealized appreciation/depreciation and the impact of FIN 46) totaled $2.9B, or 7% of the total investment portfolio at 9/04, compared with 7% at 6/04 and 6% at 9/03.
       -- Excluding unrealized appreciation/depreciation, but including the impact of FIN 46, high-yield investments totaled $3.1B, or 7% of the total investment portfolio at 9/04, compared with $3.2B or 8% at 6/04.
     - The SFAS No. 115 related mark-to-market adjustment (including the impact of FIN 46 and reported in assets pre-tax) was appreciation of $0.9B at 9/04, $0.05B at 6/04 and $1.2B at 9/03.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
             AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

O MANAGEMENT AND DISTRIBUTION FEES: The increase of 21% in 3Q '04 was due to a 34% increase in management fees and a 7% increase in distribution fees. The management fee increase resulted from higher average assets under management, reflecting the impact of Threadneedle, improvement in equity market valuations versus last year and net asset inflows. Distribution fees increased on greater mutual fund fees, in particular SPS wrap-fees, partially offset by lower limited partnership and brokerage-related revenues.

     -  ASSETS MANAGED:

                                                                                                          Percentage
       (billions)                                                              September 30,                Inc/(Dec)
                                                                       -------------------------------    ---------------
                                                                               2004              2003
                                                                             ------            ------
       Assets managed for individuals                                        $108.6             $96.6               12%
       Assets managed for institutions                                        127.4             116.7                9
       Separate account assets                                                 32.4              27.6               17
                                                                             ------            ------
              Total                                                          $268.4            $240.9               11
                                                                             ======            ======



         -- The increase in managed assets since 9/03 resulted from market appreciation and foreign currency translation of $24.3B and net inflows of $7.0B. For the twelve months ended 9/04, net inflows at Threadneedle and within the retail channel were partially offset by net institutional outflows, excluding Threadneedle.
              - Flows for the year exclude the impact of the adoption of FIN 46 as of 12/31/03, which resulted in a $3.8B decrease in Assets Managed for Institutions due to the consolidation of the related VIE structures.
         -- The $1.2B increase in managed assets during 3Q `04 reflects net inflows of $1.8B from net inflows within the retail channel and, due to Threadneedle, in the institutional business, partially offset by a negative foreign currency translation impact and market appreciation totaling a net $0.6B.

o        NET INVESTMENT INCOME:
     - Net investment income increased 5% versus last year. In 3Q '04, $25MM of investment gains were partially offset by $14MM of investment losses. The investment gains include a $7MM pre-tax benefit primarily reflecting lower than expected losses related to management's 1Q '04 decision to liquidate a secured loan trust. Results were negatively impacted by the effect of depreciation this year versus appreciation last year in the S&P 500 on the value of options hedging outstanding stock market certificates and equity indexed annuities, which was offset in the related provisions. 3Q '03 included $13MM of net investment losses.
     - Average invested assets of $45.0B (including unrealized appreciation/depreciation and the impacts of FIN 46) rose 2% versus $44.1B in 3Q '03, reflecting the cumulative benefit of sales of the underlying fixed rate products over the past two years, partially offset by lower unrealized appreciation versus last year.
     - The average yield on invested assets (excluding realized and unrealized appreciation/depreciation and including the impacts of FIN
         46) was 5.2% in 3Q '04 versus 5.1% in 3Q `03.

o        PRODUCT SALES:
     - Total gross cash sales from all products were up 11% versus 3Q '03. Branded advisor-generated sales increased 2% on a cash basis, and 6% on the internally used "gross dealer concession" (GDC) basis, a commonly used financial services industry measure of the sales production of the advisor channel.
     - Total mutual fund cash sales increased 10% on advisor-related sales growth and the benefits of Threadneedle activities. Both proprietary sales, including the benefit of the Threadneedle acquisition, and non-proprietary sales were up versus last year. A significant portion of non-proprietary sales continued to occur in "wrap" accounts (which are included in assets managed). Within proprietary funds:
         -- Sales of equity funds increased, while bond funds declined and money market funds were flat.
     - Total annuity cash sales increased 1% as an increase in variable product sales was substantially offset by a decrease in fixed product sales.
     - Total certificate cash sales increased 16% due to higher sales of certificates sold to clients outside the U.S., through the joint venture between AEFA and AEB, and stronger advisor sales levels.
     - Total cash sales of insurance products rose 21% reflecting higher property-casualty sales, in part due to sales through Costco, and higher sales of life insurance products.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
             AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o    PRODUCT SALES (CONT'D):

     - Total institutional cash sales more than doubled reflecting the benefit of the Threadneedle activities.
     - Total other cash sales decreased 38% due to lower contributions and lower new accounts sales in the 401(k) business and lower limited partnership product sales.
     - Advisor product sales (GDC basis) generated through financial planning and advice services were 75% of total sales in 3Q '04, 2Q '04 and 3Q `03.

o OTHER REVENUES: Were up 8% on strong property-casualty and higher life insurance-related revenues.
     - Financial planning and advice services fees of $28MM decreased 20% versus 3Q '03, reflecting the timing of plan delivery and fee recognition.

o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions decreased 9% due to lower crediting rates and the effect of depreciation in the S&P 500 on equity indexed annuities this year versus appreciation last year, partially offset by a higher average inforce level. Insurance provisions increased 5% as higher inforce levels were partially offset by lower life insurance crediting rates. Certificate provisions declined 1% as the effect on the stock market certificate product of depreciation in the S&P 500 this year versus appreciation last year was partially offset by higher average reserves and interest crediting rates.

o HUMAN RESOURCES: Expenses increased 20% reflecting the effects of the Threadneedle acquisition, higher field force compensation-related costs and higher salary and employee benefit costs. The increase also reflects a $9MM decrease in favorable DAC adjustments* this year versus last year. The average number of employees (excluding financial advisors and Threadneedle) was flat.

     - TOTAL ADVISOR FORCE: 12,071 at 9/04; up 329 advisors, or 3%, versus 9/03 and up 128 advisors versus 6/04.
         -- The increase in advisors  versus 6/04 resulted from higher appointments coupled with lower terminations.
         -- Veteran advisor retention rates remain strong.
         -- Total production and advisor productivity were up versus last year.
     - The total number of clients was flat versus last year due to the purging of inactive accounts during the quarter; client acquisitions fell 5% and accounts per client were up 2%. Client retention was 94%.

o OTHER OPERATING EXPENSES: Increased 27% versus last year reflecting the effect of the Threadneedle acquisition, costs related to various securities industry regulatory and legal matters, and higher marketing and promotion expense. These were partially offset by a $31MM favorable benefit from DAC adjustments* this year versus last year.

     * As disclosed in prior reports, AEFA annually performs a comprehensive review and updates various DAC assumptions, such as persistency, mortality rate, interest margin and maintenance expense level assumptions, in the third quarter of each year. The impact on results of operations of changing assumptions with respect to the amortization of DAC can be either positive or negative in any particular period. As a result of these reviews, AEFA took actions in both 2004 and 2003 that impacted the DAC balance and expenses.

            - In 3Q '04, these actions resulted in a net $24MM DAC
              amortization expense reduction ($13MM reduction in Human Resources expense and $11MM decrease in Other Operating expense) reflecting:
                - A $27MM DAC amortization reduction reflecting lower than previously assumed surrender and mortality rates on variable annuity products, higher surrender charges collected on Universal and Variable Universal Life products and higher than previously assumed interest rate spreads on annuity and Universal Life products;
                - A $3MM DAC amortization reduction reflecting the extension of the mean reversion period by one year; and
                - A $6MM DAC amortization increase primarily reflecting a
                  reduction in estimated future premiums on variable annuity products.

         - In 3Q '03, these actions resulted in a net $2MM DAC amortization expense reduction ($22MM reduction in Human Resources expense and $20MM increase in Other Operating expense) reflecting:
                - A $106MM DAC amortization reduction resulting from
                  extending 10-15 year amortization periods for certain Flex Annuity products to 20 years based on current measurements of meaningful life in which exchanges of Flex Annuity contracts for other AEFA variable annuity contracts are treated as continuations rather than terminations;
                - A $92MM DAC amortization increase resulting from the
                  recognition of premium deficiency on AEFA's Long-Term Care Products; and
                - A $12MM net DAC amortization increase across AEFA's
                  Universal Life, Variable Universal Life and annuity products, primarily reflecting lower than previously assumed interest rate spreads, separate account fee rates, and account maintenance expenses.

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                        AMERICAN EXPRESS BANK
(Preliminary)
                         Statements of Income
                             (Unaudited)

 (millions)                                                         Quarters Ended                   Percentage
                                                                     September 30,                   Inc/(Dec)
                                                           ----------------------------------      ---------------
                                                                 2004                   2003
                                                                -----                  -----
Net revenues:
    Interest income                                              $132                   $139                (5)%
    Interest expense                                               56                     52                 8
                                                                -----                  -----
       Net interest income                                         76                     87               (13)
    Commissions and fees                                           69                     58                20
    Foreign exchange income and other revenues                     60                     54                10
                                                                -----                  -----
       Total net revenues                                         205                    199                 3
                                                                -----                  -----
Expenses:
    Human resources                                                71                     71                (1)
    Other operating expenses                                       74                     69                 7
    Provision for losses                                           11                     20               (46)
    Restructuring charges                                           -                     (2)                #
                                                                -----                  -----
       Total expenses                                             156                    158                (2)
                                                                -----                  -----
Pre-tax income                                                     49                     41                21
Income tax provision                                               17                     14                26
                                                                -----                  -----
Net income                                                        $32                    $27                18
                                                                =====                  =====

# Denotes variance greater than 100%.

o Net income increased 18% as a lower provision for losses and higher net revenues were partially offset by higher operating expenses.
       - 3Q '03 includes a net pretax benefit of $2MM ($1MM after-tax) representing an adjustment to the 3Q '02 restructuring charge for severance and other costs.

o    Net revenues rose 3%.
       - Commissions and fees increased 20% due to higher volumes in the Financial Institutions Group (FIG) and Private Banking.
       - Net interest income decreased 13% primarily due to lower levels of Personal Financial Services (PFS) loans, reflecting AEB's prior decision to temporarily curtail loan origination in Hong Kong, and lower spreads in the investment portfolio.
       - Foreign exchange income and other revenues increased 10% due to higher joint venture revenues in Egypt and gains on sales of securities.

o Human resources expenses were down 1% due to severance costs recorded in 3Q '03 related to the Bank's downsizing of its operations in Greece.

o Other operating expenses increased 7% reflecting higher technology-related expenses and higher advertising and promotion costs, partially offset by a security gain resulting from the sale of securities received from a settlement with a FIG client.

o The provision for losses decreased 46% due to lower PFS loan volumes and an improvement in bankruptcy related write-offs in the consumer lending portfolio in Hong Kong.

o The pre-tax margin was 23.9% in 3Q '04 versus 20.7% in 2Q '04 and 20.6% in 3Q '03.

o The effective tax rate was 35% in 3Q '04 versus 33% in 2Q '04 and 34% in 3Q '03.

o In 3Q '04, AEB declared dividends totaling $77MM. While this caused a decline in the capital adequacy ratios from 6/04, AEB remained "well-capitalized".

                                  9/04          6/04           9/03         Well-Capitalized
                                ----------    ----------     ----------    --------------------
     Tier 1                       10.8%         12.0%          10.5%              6.0%
     Total                        10.6%         11.8%          10.8%             10.0%
     Leverage Ratio                5.7%          5.9%           6.0%              5.0%

                       AMERICAN EXPRESS COMPANY
                     THIRD QUARTER 2004 OVERVIEW
                    AMERICAN EXPRESS BANK (Cont'd)

o    EXPOSURES
     - AEB's loans outstanding were $6.4B at 9/04 versus $6.5B at 6/04 and $6.2B at 9/03.
       -- Loan activity:

             (millions)                                               vs. 6/04          vs. 9/03 (a)
                                                                    --------------      --------------
             Consumer and Private Banking loans                         $(40)                $ -
             Financial Institution loans                                 +20                +300
             Corporate Banking loans                                     (30)               (100)


              (a) During 4Q `03, approximately $100MM of loans previously classified as "Other" were reclassified to the consumer category. These loans represent non-PFS consumer loans that are an ongoing part of AEB's consumer business. The statistics above conform to the current period presentation.

        --   % of Total loans:

                                                                  9/04           6/04          9/03
                                                                ------         ------        ------
             Consumer and Private Banking loans                     68%            68%           67%
             Financial Institution loans                            31%            30%           28%
             Corporate Banking loans                                 1%             2%            5%

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various credit-related commitments and market placements, which added approximately $7.5B to the credit exposures at 9/04 versus $7.7B at 6/04 and $8.0B at 9/03. Of the $7.5B of additional exposures at 9/04, $5.2B were relatively less risky cash and securities related balances.

o    ASSETS MANAGED
       - For the twelve months ended 9/04, growth in Private Banking, FIG and PFS managed assets in total reflected net asset inflows, market appreciation and a positive foreign currency translation impact.
       - During 3Q '04, Private Banking, FIG and PFS managed assets in total increased, reflecting net asset inflows and a positive foreign currency translation impact, slightly offset by market depreciation.

o    LOANS
       - Total non-performing loans* were $32MM at 9/04, compared to $50MM at 6/04 and $84MM at 9/03 as AEB continues to wind down its Corporate Banking business. The decreases reflect loan payments and write-offs, partially offset by net downgrades.
       - Other non-performing assets were $1MM at 9/04 versus $2MM at 6/04 and $15MM at 9/03.
       - The total credit loss reserve, including reserves for consumer loans, was $98MM at 9/04, compared with $105MM at 6/04 and $125MM at 9/03, and was allocated as follows:

         (millions)                                            9/04           6/04         9/03
                                                               ----          -----        -----
         Loans                                                 $96           $103         $117
         Other assets, primarily matured foreign
             exchange and other derivative contracts             1              1            6
         Other credit-related commitments                        1              1            2
                                                               ----          ----         ----
         Total credit loss reserve                             $98           $105         $125
                                                               ====          ====         ====

     -- Loan loss reserve coverage of non-performing loans* was 303% at 9/04, 205% at 6/04 and 138% at 9/03.

              * AEB defines a non-performing loan as any loan (other than certain smaller-balance consumer loans) on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or if, in management's opinion, the borrower is unlikely to meet its contractual obligations.

                For smaller-balance consumer loans related to the Personal Financial Services business, management establishes reserves it believes to be adequate to absorb credit losses in the portfolio. Generally, these loans are written off in full when an impairment is determined or when the loan becomes 120 or 180 days past due, depending on loan type.

     - Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, and industry trends and the impact of current economic conditions. As of September 30, 2004, management considers the credit loss reserve to be appropriate.

          INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

     THIS DOCUMENT INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED
TO: THE COMPANY'S ABILITY TO IMPROVE ITS OPERATING EXPENSE TO REVENUE RATIO BOTH IN THE SHORT-TERM AND OVER TIME, WHICH WILL DEPEND IN PART ON THE EFFECTIVENESS OF REENGINEERING AND OTHER COST-CONTROL INITIATIVES, AS WELL AS FACTORS IMPACTING THE COMPANY'S REVENUES; THE COMPANY'S ABILITY TO COST EFFECTIVELY MANAGE AND EXPAND CARDMEMBER BENEFITS, INCLUDING CONTAINING THE GROWTH OF ITS MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES; THE COMPANY'S ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35% OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65% OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; THE ABILITY OF THE COMPANY TO GENERATE SUFFICIENT REVENUES FOR EXPANDED INVESTMENT SPENDING AND TO ACTUALLY SPEND SUCH FUNDS TO THE EXTENT AVAILABLE, AND THE ABILITY TO CAPITALIZE ON SUCH INVESTMENTS TO IMPROVE BUSINESS METRICS; CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT EXPOSURES BOTH IN THE U.S. AND INTERNATIONALLY; VOLATILITY IN THE VALUATION ASSUMPTIONS FOR THE INTEREST-ONLY (I/O) STRIP RELATING TO TRS' LENDING SECURITIZATIONS; FLUCTUATION IN THE EQUITY AND FIXED INCOME MARKETS, WHICH CAN AFFECT THE AMOUNT AND TYPES OF INVESTMENT PRODUCTS SOLD BY AEFA, THE MARKET VALUE OF ITS MANAGED ASSETS, AND MANAGEMENT, DISTRIBUTION AND OTHER FEES RECEIVED BASED ON THE VALUE OF THOSE ASSETS; AEFA'S ABILITY TO RECOVER DEFERRED ACQUISITION COSTS (DAC), AS WELL AS THE TIMING OF SUCH DAC AMORTIZATION, IN CONNECTION WITH THE SALE OF ANNUITY, INSURANCE AND CERTAIN MUTUAL FUND PRODUCTS; CHANGES IN ASSUMPTIONS RELATING TO DAC, WHICH COULD IMPACT THE AMOUNT OF DAC

AMORTIZATION; THE ABILITY TO IMPROVE INVESTMENT PERFORMANCE IN AEFA'S BUSINESSES, INCLUDING ATTRACTING AND RETAINING HIGH-QUALITY PERSONNEL; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT, INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION AND OTHER EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING BALANCING THE NEED FOR LONGER-TERM INVESTMENT SPENDING; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; THE IMPACT ON THE COMPANY'S BUSINESSES RESULTING FROM CONTINUING GEOPOLITICAL UNCERTAINTY; THE OVERALL LEVEL OF CONSUMER CONFIDENCE; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S TRAVEL RELATED SERVICES PRODUCTS, PARTICULARLY CREDIT AND CHARGE CARDS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND ENHANCED CARD PRODUCTS AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDHOLDERS, CAPTURE A GREATER SHARE OF EXISTING CARDHOLDERS' SPENDING, SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; AEFA'S ABILITY TO DEVELOP AND ROLL OUT NEW AND ATTRACTIVE PRODUCTS TO CLIENTS IN A TIMELY MANNER AND EFFECTIVELY MANAGE THE ECONOMICS IN SELLING A GROWING VOLUME OF NON-PROPRIETARY MUTUAL FUNDS AND OTHER RETAIL FINANCIAL PRODUCTS TO CLIENTS; SUCCESSFULLY CROSS-SELLING FINANCIAL, TRAVEL, CARD AND OTHER PRODUCTS AND SERVICES TO THE COMPANY'S CUSTOMER BASE, BOTH IN THE UNITED STATES AND INTERNATIONALLY; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS, RETURN ON LENDING PRODUCTS AND SPREADS IN THE INSURANCE, ANNUITY AND INVESTMENT CERTIFICATE BUSINESSES; CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; BANKRUPTCIES, RESTRUCTURINGS OR SIMILAR EVENTS AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF TRS' BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; RISKS ASSOCIATED WITH THE COMPANY'S COMMITMENT TO DELTA AIR LINES TO PREPAY $500 MILLION FOR THE FUTURE PURCHASES OF DELTA SKYMILES REWARDS POINTS AND TO LOAN $100 MILLION TO DELTA; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS; THE COSTS AND INTEGRATION OF ACQUISITIONS; AND OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AND ITS OTHER REPORTS FILED WITH THE SEC.